Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 15, 2013 in Amendment No. 2 to the Registration Statement (Form S-1 File No. 193677) and related Prospectus of PTC Therapeutics, Inc. for the registration of $115.0 million of shares of its common stock.

/s/ Ernst & Young LLP

Metro Park, New Jersey
February 11, 2014